Exhibit (e)15
MERIDIAN GOLD COMPANY
POST RETIREMENT MEDICAL REIMBURSEMENT
PLAN

Article 1. Purpose of Plan.
     On December 8, 2005, the Board of Directors of Meridian Gold Company, a Delaware corporation qualified to business in the State of Nevada, adopted a resolution authorizing the establishment and maintenance of a Post-Retirement Medical Reimbursement Plan. The purpose of the Post-Retirement Medical Reimbursement Plan is to reimburse certain qualified employees of Meridian Gold Company and their spouses for the costs of Medicare supplemental medical insurance premiums at the time such persons become eligible for Medicare. This Plan is intended to qualify as a plan meeting the requirements of Sections 105 and 106 of the Internal Revenue Code of 1986, as amended.
Article 2. Definitions:
     As used in this Plan, the following terms shall have the following meanings unless a different meaning is clearly indicated by the context:
     2.1 “Administrator” means Meridian Gold Company, a Delaware corporation qualified to do business in the State of Nevada, or other person, committee, or third party administrator as may be appointed from time to time by Meridian Gold Company to supervise the administration of the Plan.
     2.2 “Code” means the Internal Revenue Code of 1986, as amended. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
     2.3 “Company” means Meridian Gold Company, a Delaware corporation qualified to business in the State of Nevada, and its successor and assigns.
     2.4 “Company’s Retirement Plan” means the Meridian Gold Employees’ Retirement Plan.
     2.5 “Effective Date” means the date that this Plan is adopted by the Board of Directors of Company.
     2.6 “Employee” means each person employed by Company as of the Effective Date and each person employed by Company following the Effective Date.
     2.7. “ERISA” means the Employee Retirement income Security Act of 1974, as amended. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements of replaces such section or subsection.

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     2.8 “Fiscal Year” means the taxable year of the Company for Federal income tax purposes, which commences on January 1 of each calendar year and ends on December 31 of each calendar year.
     2.9 “Insurance Company” means each licensed insurance company which issues a Medi-Gap Policy to a Participant under this Plan.
     2.10 “Medi-Gap Policy” means each Medicare supplemental policy issued to a Participant under this Plan by an Insurance Company.
     2.11 “Medicare Benefits” means those benefits under Title XVIII of the Social Security Act, as amended from time to time.
     2.12 “Medicare Age” means the age that an Employee or spouse of an Employee, as the case may be, is entitled to receive Medicare Benefits.
     2.13 “Participant” means (i) each Employee who satisfies the eligibility requirements of this Plan set forth in Section 3.1 below, and (ii) each spouse of an Employee who satisfies the requirements set forth in Section 3.2 below, who purchases a Medi-Gap Policy on or after the date such person attains Medicare Age.
     2.14 “Plan” means this Post Retirement Medical Reimbursement Plan as set forth herein, together with any and all amendments, modifications and supplements hereto.
     2.15 “Plan Year” means the Fiscal Year of the Company for Federal income tax purposes, which currently is a calendar year.
     2.16 “Qualifying Expenses” means and is limited to premiums charged to and incurred by a Participant of this Plan for coverage under a Medi-Gap Policy issued by an Insurance Company. However, Qualifying Expenses do not include any premium charged to a Participant under a Medi-Gap Policy covering a Participant if such premium is paid by or reimbursed by another employer of a Participant, other than Company. Qualifying Expenses shall be deemed to be incurred at the time the invoice for premiums under a Medi-Gap Policy issued to a Participant is received by the Participant.
     2.17 “Year of Service” means a twelve (12) month period during which an Employee has not less than 1,500 hours of service as an Employee with Company. For purposes of determining an Employee’s Years of Service, the computation of any 12-month period shall be made with reference to the date on which the Employee’s employment with Company commenced. In determining an Employee’s hours of service during any 12-month period, hours of service shall be computed in a manner similar to the manner for which hours of service are computed under the Company’s Retirement Plan.

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Article 3. Participation.
     Each Employee of Company who satisfies the requirements set forth in Section 3.1 below, and each spouse of an Employee who satisfies the requirements of Section 3.2 below shall be eligible to participate in this Plan. Each Employee who satisfies the eligibility requirements set forth in Section 3.1 below, and each spouse of an Employee who satisfies the requirements of Section 3.2 below and who purchases a Medi-Gap Policy on or after the date such person attains Medicare Age shall be collectively referred to as “Participants.”
     3.1 Employees Eligible to Participate. Subject to the provisions set forth in Section 3.3 below, each Employee who separates from service with Company, for any reason whatsoever, shall be entitled to participate in this Plan, as of the date the Employee becomes eligible for Medicare Benefits, if at the time of separation of service from Company, the sum of (a) the Employee’s age at such time, and (b) the Years of Service the Employee has accrued with Company prior to separation of service equals or exceeds the Medicare Age. By way of example only, assume that at the time an Employee separates from service with Company (i) the Employee is age 55, (ii) the Employee has accrued 12 Years of Service with Company, and (iii) the Employee is entitled to receive Medicare Benefits at age 65. Under this example, at the time the Employee separates from service with Company the sum total of the Employee’s age and Years of Service with Company (55 + 12 = 67) will exceed the age the Employee is entitled to receive Medicare Benefits (age 65). Thus, subject to the limitations set forth in Section 3.3 below, such Employee will be entitled to participate in the Plan at such time as the Employee becomes eligible to receive Medicare Benefits.
     3.2 Spouses of Employees Eligible to Participate. Subject to the provisions set forth in Section 3.3 below, if an Employee satisfies the requirements of Section 3.1 at the time the Employee separates from service with Company, then a person who is the spouse of the Employee at that time shall be eligible to participate in this Plan at the time such spouse becomes entitled to receive Medicare Benefits. This Plan is intended cover a spouse of an Employee who satisfies the eligibility requirements of Section 3.1 above, even though the Employee to whom the spouse is married dies prior to becoming a Participant or after the time the Employee becomes a Participant under this Plan. However, a person who becomes the spouse of an Employee after the date the Employee separates from service from Company shall not be eligible to participate under this Plan.
     3.3 Duration of Coverage under the Plan. Participation under this Plan for each Employee who meets the eligibility requirements of Section 3.1 above, and each spouse of an Employee who satisfies the requirements of Sections 3.2, above, shall commence on the later of (i) the date the person attains Medicare Age, or (ii) the date the person purchases a Medi-Gap Policy. Once a person becomes a Participant under this Plan, coverage is to remain in effect for such Participant until the occurrence of the earliest of the following events:
          (A) The date on which the Plan is terminated,

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          (B) The date of death of the Participant,
          (C) The date on which the Participant is no longer covered by a Medi-Gap Policy.
          (D) The date on which the Participant attains age 77.
          (E) The date on which the Participant becomes covered under any group health plan maintained by an employer of the Participant or the spouse of a Participant.
          (F) The date on which a Participant becomes eligible to receive reimbursements for all or part of the premiums under a Med-Gap Policy by an employer other than Company.
          (G) With respect to a Participant who is covered under this Plan by reason of being a spouse of an Employee, coverage under this Plan for the spouse shall terminate on the date that the Employee and the spouse are divorced.
     Notwithstanding anything contained herein to the contrary, if on the date that an Employee or spouse of an Employee is.entitled to commence participation under this Plan, (i) the person is covered by a group health plan maintained by any employer, or (ii) the person is eligible to receive payments for, or reimbursements of, all or part of the premiums of the person’s Medi-Gap Policy by an employer (other than Company), then such person shall not be eligible to Participate in this Plan. In addition, if a Participant commences coverage under this Plan and such coverage is subsequently terminated by an event described in subparagraph (E) or subparagraph (F) of this Section 3.3, the termination of coverage for such Participant is to be permanent, and coverage will not be reinstated thereafter, regardless of whether the former Participant subsequently becomes eligible to participate in the Plan.
     3.4 Continuation of Coverage. Notwithstanding any other provisions contained in this Plan, to the extent required by Section 4980(B) of the Code or 601 through 607 of ERISA (“COBRA”), the Participant shall be entitled to elect continuation coverage under this Plan.
Article. 4. Amount of Qualifying Expenses.
     4.1 Payment of Qualifying Expenses. Subject to the limitations set forth in Section 4.2 below, as of the Effective Date of this Plan, the Company will pay for or reimburse Participants for Qualifying Expenses incurred by a Participant covered by a Medi-Gap Policy. The Company will pay for such Qualifying Expenses in accordance with the procedures set forth in article 5. below.
     4.2 Limitations on Reimbursement of Qualifying Expenses. The maximum amount of Qualifying Expenses paid by Company on behalf of a Participant during a Plan Year shall be the lesser of (i) Two Thousand Four Hundred Dollars ($2,400.00), or (ii) the

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actual amount of the Qualifying Expenses incurred by the Participant during a Plan year. If both a former Employee of Company and his or her spouse are Participants in this Plan, then the maximum amount of Qualifying Expenses paid by Company on behalf of both Participants during a Plan Year shall be the lesser of (i) Four Thousand Eight Hundred Dollars ($4,800.00), or (ii) the actual amount of the Qualifying Expenses incurred by both Participants during a Plan year. If the maximum annual amount of payments for Qualifying Expenses authorized under this Plan exceeds the actual amount of Qualifying Expenses incurred by a Participant for a Plan Year, such excess balance shall not be carried over to reimburse the Participant for Qualifying Expenses incurred during a subsequent Plan Year, and such balance shall not be available to the Participant in cash or any other form or manner, but shall remain the property of the Company, and the Participant shall forfeit all rights with respect to such balance.
     Payments of Qualifying Expenses by Company shall be made only to the extent that the payments are not payable or reimbursable under any other insurance policy or policies or arrangement or under any other medical reimbursement plan of the Participant or the Participant’s spouse. The payments under this Plan shall be limited to Qualifying Expenses incurred following the Effective Date of this Plan which are attributable to the premiums incurred by a Participant for coverage under a Medi-Gap Policy issued by an Insurance Company. No other medical expenses of any kind or nature, regardless of whether they are treated as medical expenses under Section 213 of the Code, shall be paid or reimbursed under this Plan. Furthermore, any medical expenses treated as Qualifying Expenses, which were incurred prior to the Effective Date of this Plan, shall not be paid or reimbursed under this Plan.
Article 5. Payment of Qualifying Medical Expenses.
     5.1 Claims for Reimbursement. A Participant may elect to receive payments of Qualifying Expenses during a Plan Year by submitting a claim to the Administrator, in such form as the Administrator may prescribe from time to time, setting forth:
          (A) The name and address of the Insurance Company to whom the Qualifying Expense is to be paid;
          (B) The name of the Participant or Participants for whom the Qualifying Expenses are incurred and, if such person is not the Participant requesting the payment, the relationship of such person to the Participant; and
          (C) The amount recovered, or expected to be recovered, under any other insurance arrangement or other plan, if any.
     The form for reimbursement shall be accompanied by a written statement or invoice from the Insurance Company issuing the Medi-Gap Policy, together with a written statement from the Participant stating that the amount due on the statement or invoice (or the portion for which reimbursement is sought under the Plan) has not been or will not be paid under any other insurance arrangement or health plan covering the Participant or the

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spouse of the Participant. Such application may not be made before the Participant has incurred such Qualifying Expenses. In lieu of the Participant providing a statement or invoice from the Insurance Company issuing the Medi-Gap Policy, the Participant may request that the Insurance Company directly bill the Company, or the third party Administrator designated by Company, for the Medi-Gap Policy premiums. All billing sent to Company shall be sent to the attention of Company’s Retirement Benefits Administrator at Company’s corporate headquarters.
     5.2 Payment or Reimbursement of Qualifying Expenses. Except as otherwise provided for herein, any Qualifying Expenses submitted to Company for payment shall be paid by the Administrator directly to the Insurance Company issuing the Medi-Gap Policy. If the Participant has paid the Qualifying Expense prior to submitting an application for payment with the Administrator, the Administrator may, but shall not be required to, reimburse the Participant for the amount of the Qualifying Expenses previously paid by the Participant. However, in no event will the Administrator reimburse the Participant for Qualifying Expenses unless the Participant provides to the Administrator evidence, satisfactory to the Administrator in its sole discretion, that the Participant has in fact paid the Qualifying Expenses. The Administrator shall pay to or reimburse the Participant for Qualifying Expenses at such time and in such manner as the Administrator may prescribe, but at least quarterly. No payment or reimbursement of Qualifying Expenses incurred during a Plan Year will be made under this Section 5.2 if the total payments or reimbursements will exceed the maximum amount of payments or reimbursements authorized under Section 4.2 above.
     5.3 Limitation On Reimbursements Or Payments With Respect To Certain Participants. Notwithstanding any other provision of this Plan, the Administrator may limit the amounts reimbursed or paid with respect to any Participant who is a highly compensated individual or key employee to the extent the Administrator deems such limitation to be advisable to ensure compliance with any nondiscrimination provision under the Code which is applicable to highly compensated and/or key employees. Such limitation may be imposed whether or not it results in a forfeiture to the highly compensated and/or key employee.
Article 6. Cessation Of Coverage.
     6.1 Cessation Of Participation. In the event that a Participant ceases to be a Participant under this Plan for any reason during a Plan Year, and unless the Participant is entitled to continuation coverage, the Participant shall be entitled only to payments for Qualifying Expenses incurred prior to the date that the Participant’s coverage under this Plan is terminated.
     6.2 Limits On Time And Amount Of Reimbursements. Payments or reimbursements of Qualifying Expenses shall be made for any Plan Year only if the Participant applies for such reimbursement in accordance with Section 5.1 on or before the expiration of the Plan Year for which such Qualifying Expenses are incurred. In the event of the Participant’s death, the Participant’s spouse (or, if none, the Participant’s executor

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or administrator) may apply on the Participant’s behalf for payments permitted under this Plan. No payments under this Plan shall exceed the amounts authorized to be paid by Company under this Plan.
Article 7. Administration.
     7.1 Plan Administrator. The administration of the Plan shall be under the supervision of the Administrator. It shall be a principal duty of the Administrator to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. The Administrator shall have full power to administer the Plan. For this purpose, the Administrator’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:
          (A) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (B) To construe and interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
          (C) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (D) To compute the amount of benefits which will be payable to an Insurance Company or a Participant in accordance with the provisions of the Plan, and to determine the entity or person to whom such benefits will be paid;
          (E) To authorize the payment of the benefits;
          (F) To appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and
          (G) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan. Any such allocation, delegation or designation is to be by written instrument and in accordance with applicable requirements of law.
     7.2 Examination Of Records. The Administrator will make available to each Participant records pertaining to each Participant, for examination at reasonable times during normal business hours.
     7.3 Reliance On Tables, Etc. In administering the Plan, the Administrator will be entitled, to the extent permitted by law, to rely conclusively on all certificates, opinions and reports which are furnished by any accountant, counsel or other expert who is employed or engaged by the Administrator.

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     7.4 Named Fiduciary. For purposes of Section 402(a)(1) of ERISA, those persons designated as the Trustees under Company’s Retirement Plan will be the “named fiduciaries” under this Plan and such named fiduciaries are to have the authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all reporting and disclosure requirements otherwise required under ERISA. As of the Effective Date of this Plan, the current named fiduciaries of this Plan are Brain J. Kennedy, Peter C. Dougherty, and Darrin L. Rohr.
     7.5. Claims And Review Procedures.
          (A) Claims Procedures. Participant shall make a claim for benefits by making a request therefore in accordance with Section 5.1 of this Plan. If such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific references to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within thirty (30) days after the claim is received by the Administrator. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and the person submitting the claim may request a review of his or her claim.
          (B) Review Procedure. Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for a review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be Understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Administrator (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty (60) day period). If the decision on review is not made within such period, the claim will be considered denied.
     7.6 Nondiscriminatory Exercise Of Authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

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Article 8. Amendment Or Termination Of Plan.
     8.1 Amendment Of Plan. Company reserves the power at any time to amend the provisions of the Plan, to any extent and in any manner that it may deem advisable, by a written instrument approved by the Board of Directors of Company. Unless otherwise provided, any such amendment will be effective for all Participants.
     8.2 Termination Of Plan. Company has established the Plan with a bona fide intention and expectation that it will be continued indefinitely, but Company will have no obligation whatsoever to maintain the Plan for any given length of time and may discontinue or terminate the Plan, without liability, by resolution of the Board of Directors.
Article 9. Miscellaneous.
     9.1 Communication To Employees. Prior to or after this Plan is adopted, Company will notify all Employees of the availability and terms of the Plan.
     9.2 Limitation Of Rights. Neither the establishment of the Plan nor any amendment thereto will be construed as giving to or vesting in any Participant or other person any legal or equitable right against Company, except as expressly provided herein, and in no event will the terms of employment of service of any Employee be modified or in any way be affected hereby.
     9.3 Benefits Paid Solely From General Assets. Except as provided in Section 9.4 below or otherwise required by law:
          (A) The benefits provided hereunder will be paid solely from the general assets of Company;
          (B) Nothing herein will be construed to require Company or the Administrator to maintain any fund or segregate any amount for the benefit of any Participant, and
          (C) No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of Company from which any payment under the Plan may be made.
     9.4 Funding In The Event Of A Change of Control of Company. Notwithstanding anything contained in this Agreement to the contrary, including the provisions of Section 9.3 above, upon a “Change of Control” of Company (as hereafter defined), Company shall transfer funds to a trust or other qualified entity in an amount determined by the Administrator, in the Administrator sole discretion, necessary to fund the benefits under this Plan for (i) each person who is a Participant in the Plan as of the date of the Change of Control, and (ii) each person who is an Employee or a spouse of an Employee who would be eligible to participate in the Plan as of the date of the Change of Control. For purposes of this Section 9.3 an Employee and a spouse of an Employee will be deemed to be

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eligible to participate in this Plan as of the date of the Change of Control, if immediately preceding the date of the Change of Control, the Employee and/or the spouse of the Employee satisfies the eligibility requirements set forth in Sections 3.1 and 3.2, respectively, other than the requirement that an Employee be separated from service from Company.
     For purposes of this Section 9.4, the term “Change of Control” is to mean any one of the following transactions occurring after the Effective Date:
     (A) a sale, transfer, or disposition of all or substantially all of the property or assets of Company, other than to an affiliate of Company, within the meaning of Rule 405 of Regulation C adopted under the Federal Securities Act of 1933.
     (B) a merger or consolidation, other than a merger or consolidation with an affiliate of Company;
     (C) any change in the holdings, directly or indirectly, of shares in the capital of the Company as a result of which a person, or a group of persons, acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of section 13(d)(3) of the Federal Securities Exchange Act of 1934 are in a position to exercise effective control of the Company. For purposes of this Section 9.4, a person or group of persons holding shares and/or securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than thirty percent (30%) of the votes attaching to all shares in the capital of Company which may be cast to elect directors of the Company shall be deemed to be in a position to exercise effective control of the Company, provided that at the time of such acquisition, no other person or group of persons shall hold shares and/or securities entitled to more than thirty percent (30%) of such votes; or
     (D) Incumbent Directors of Company no longer constitute at least a majority of the Board of Directors of Company at or prior to the conclusion of the first twelve (12) months following the date that Change of Control took place.
     In determining the amount of funds to be transferred by Company to a trust or other entity pursuant upon an event constituting a Change of Control, the Administrator will be entitled to rely conclusively on all certificates, opinions and reports which are furnished by an actuary, accountant, attorney or other expert who is employed or engaged by the Administrator, and neither the Administrator nor the Company makes any commitment or guarantee that the funds transferred to a separate trust or entity pursuant to this Section 9.4 will be sufficient to provide for the benefits described under this Plan. In the event that the funds transferred to a separate trust or entity are insufficient to fully fund the benefits described under this Plan, no Employee, spouse of an Employee, or Participant shall have any claim or cause of action against the Administrator or the Company.
     9.5 Nonassignability Of Rights. Except as otherwise required by applicable law, the right of any Participant to receive any payment under the Plan shall not be alienable

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by a Participant by assignment or any other method, and will not be subject to a Participant’s creditors by any process whatsoever, and any attempt to cause such right to be so subjected will not be recognized.
     9.6 No Guarantee Of Tax Consequences. Neither the Administrator nor Company makes any commitment or guarantee that any amounts paid to or for the benefit of a Participant under this Plan will be excludable from the Participant’s gross income for federal or state income tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment under the Plan is excludable from the Participant’s gross income for federal and state income tax purposes, and to notify the Company if the Participant has reason to believe that any such payment is not so excludable.
     9.7 Indemnification Of Company By Participants. If any Participant receives or Company pays one or more payments or reimbursements under this Plan that are not for Qualifying Expenses, such Participant shall indemnify and reimburse Company for such payments and/or reimbursements and for any liability it may incur for failure to withhold federal or state income taxes, social security taxes, and employment taxes from such payments or reimbursements.
     9.8 Governing Law. The Plan will be construed, administered and enforced according to the laws of the State of Nevada and to the extent applicable, the laws of the United States of America.
     DATED: This 1st day of May, 2006.

MERIDIAN GOLD COMPANY, a Delaware Corporation qualified to business in the State of Nevada

By: Name:	/s/ B.J. Kennedy B.J. KENNEDY
Title:	PRESIDENT

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MERIDIAN GOLD COMPANY
RESOLUTION
WHEREAS no post-retirement health care is provided to our retiring employees at this time,
BE IT UNANIMOUSLY RESOLVED THAT:
1.	The Meridian Gold Company Board of Directors approves the Meridian Gold Company Post Retirement Medical Reimbursement Plan in its entirety.
     DATED this 1st day of May, 2006.

/s/ B. J. Kennedy	/s/ [ILLEGIBLE]

/s/ Peter C. Dougherty	/s/ Darcy Marud